EXHIBIT 99.2

Press Contact:

Joe Hayek

Executive Vice President

PC Mall, Inc

(310) 354-5600

or

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PC Mall Announces the Hiring of Mark McGrath as President

Seasoned Executive will drive day-to-day Operations

El Segundo, California. (March 1, 2012) — PC Mall, Inc. (NASDAQ:MALL) announced today it has hired Mark McGrath as President, a position previously held by the Company’s Chairman and CEO, Frank Khulusi. Mr. McGrath, working directly with Mr. Khulusi, will be responsible for the day-to-day operations of the Company, including driving strategic initiatives, growing the Company’s sales and gross profits, and managing the company’s cost structure.

Mr. McGrath was previously with Arrow Electronics, where he was the President of the company’s Arrow S3 subsidiary, which is a Voice over Internet Protocol (VoIP) centric solutions provider. Previously Mr. McGrath was the President of Insight Enterprises’ North American and Asia Pacific businesses. Prior to joining Insight, Mr. McGrath worked for the IBM Corporation for 18 years, in various sales and general management roles. Mr. McGrath graduated from Miami University in Oxford, OH with a Bachelor’s Degree in business, and is married with two children.

Frank Khulusi, PC Mall’s Chairman and CEO, remarked, “We are absolutely delighted to be adding Mark McGrath to our team. His hiring represents the company’s readiness to move into the next phase of its evolution. We undertook a search that would help us identify, evaluate and ultimately hire an individual whose skills, experience, talent and drive will enable us to better reach our strategic goals. Mark is that person — he has been tremendously successful throughout his career. His presence, character, operational expertise and leadership skills will also make him a great fit with our culture. Mark will play a key role in the next chapter for PC Mall, as we further develop and implement strategic initiatives designed to optimize our profitable growth.”

Commenting on his new position with PC Mall, Mr. McGrath said, “I am very happy to be joining the team at PC Mall. I think the Company is well positioned to capitalize on its value-centric approach to the market, and I look forward to making a difference and helping to drive our shared success.”

Mark will be joining the Company, working out of its new corporate headquarters in El Segundo, California effective March 5, 2012.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. PC Mall brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI, eCost and OnSale. In the twelve months ended December 31, 2011, PC Mall generated $1.5 billion in revenue and had over 3,000 employees, over 64% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.